We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 30, 2025, relating to the financial statements and financial highlights of AAM S&P 500 High Dividend Value ETF, AAM Low Duration Preferred and Income Securities ETF, AAM Transformers ETF, AAM Brentview Dividend Growth ETF, AAM Sawgrass U.S. Large Cap Quality Growth ETF, AAM Sawgrass U.S. Small Cap Quality Growth ETF, AAM Crescent CLO ETF, AAM SLC Low Duration Income ETF, and AAM Todd International Intrinsic Value ETF, each a series of ETF Series Solutions, which are included in Form N-CSR for the year ended October 31, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
February 24, 2026